AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SOLAR POWER, INC.

The undersigned certify that:

1. They are the President and Secretary, respectively, of Solar Power, Inc., a California corporation.

2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

“FIRST:	The name of this corporation is:

Solar Power, Inc.

SECOND:         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD:              This corporation is authorized to issue two classes of shares designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares of Common Stock this corporation is authorized to issue is One Hundred Million (100,000,000), par value $0.0001 per share, and the total number of shares of Preferred Stock this corporation is authorized to issue is Twenty Million (20,000,000), par value $0.0001 per share.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors shall determine the designation of each series and the authorized number of shares of each series. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FOURTH:         The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by by-law, agreement or otherwise, for breach of duty to this corporation and its shareholders in excess of that expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended.”

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors of this corporation.

4. The foregoing amendment and restatement of the corporation's Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation prior to this amendment and restatement is 1,000. The number of shares voting in favor of this amendment and restatement equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in these Amended and Restated Articles are true and correct of our own knowledge.

Date: February 7, 2007

/s/ Stephen C. Kircher

Stephen C. Kircher, President

/s/ Glenn Carnahan

Glenn Carnahan, Secretary

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